                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) July 15, 2003
                                  -------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




300 Renaissance Center, Detroit, Michigan                    48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313) 556-5000
                                                         --------------

Item 5.  Other Events

General Motors Corporation's wholly-owned subsidiary, Hughes Electroncis Corporation (Hughes) has reported previously in its Annual Report on Form 10-K for the year ended December 31, 2002, a dispute arising out of the 2000 sale by Hughes of its satellite systems manufacturing businesses to The Boeing Company. The stock purchase agreement provided for a potential purchase price adjustment based upon the final closing date financial statements of the satellite systems manufacturing businesses. The stock purchase agreement also provided for a dispute resolution process to resolve any disputes that arose in determining the purchase price adjustment. Hughes acknowledged that it owed Boeing a purchase price adjustment of $164 million plus interest at the rate of 9.5% from the date of sale, the total amount of which has been provided for in Hughes' consolidated financial statements. Boeing claimed that additional amounts were owed pursuant to the purchase price adjustment. The unresolved amount as of March 31, 2003, was approximately $670 million. An arbitration proceeding was commenced to resolve this dispute. On July 15, 2003, Hughes and Boeing settled all matters related to this arbitration and certain other claims related to Boeing's purchase of Hughes' satellite systems manufacturing businesses. A copy of Hughes' press release related to the settlement, dated July 15, 2003, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Hughes also has reported previously on a purported class action, P. Shoenfeld Asset Management LLC, et al. v. Shaw et al., filed in Delaware Chancery Court on December 18, 2002, against Hughes and the PanAmSat Board of Directors. The suit alleged that the settlement between EchoStar Communications Corporation and Hughes of all claims related to the termination of the proposed merger between EchoStar and Hughes favored Hughes in violation of alleged fiduciary duties. On July 10, 2003, the Delaware Chancery Court granted defendants' motions to dismiss all claims with prejudice and denied plaintiffs' motion for leave to amend the complaint. Unless successfully appealed by the plaintiffs, this ruling effectively concludes this suit.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

                 Exhibit No. Exhibit
                 ----------- -------

                    99.1     Press Release, dated July 15, 2003

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



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
      July 16, 2003
      -------------
                                       By
                                            /s/Peter R. Bible
                                            --------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)

                                 EXHIBIT INDEX

                 Exhibit No. Exhibit
                 ----------- -------

                    99.1     Press Release, dated July 15, 2003

                                                                   EXHIBIT 99.1






           HUGHES, BOEING SETTLE PURCHASE PRICE ADJUSTMENT DISPUTES
              IN 2000 SALE OF SATELLITE MANUFACTURING OPERATIONS

   EL SEGUNDO, Calif., July 15, 2003 - Hughes Electronics Corporation today announced a settlement agreement with The Boeing Company that resolves the outstanding purchase price adjustment disputes arising from Boeing's October 2000 acquisition of Hughes satellite manufacturing operations.

   A price adjustment procedure was provided under the purchase agreement when Boeing acquired the HUGHES satellite systems manufacturing businesses in October 2000 for $3.75 billion in cash. The operations were renamed Boeing Satellite Systems, Inc. (BSS).

   Under the terms of the agreement, HUGHES will settle all outstanding purchase price adjustment disputes with Boeing by paying an aggregate $360 million in cash. Boeing also will be released from its commitment to pay HUGHES $4.4 million over the next seven years in connection with Boeing's participation in the settlement with the U.S. Department of State on China launch issues of the mid-1990s. As a result of the settlement, Hughes will take an after-tax charge of approximately $8 million that will be accounted for under discontinued operations for the quarter ended June 30, 2003.

   In connection with the settlement, Hughes Network Systems (HNS) agreed to extend the scheduled launch date for the first BSS-built SPACEWAY satellite from the fourth quarter of 2003 until February 2004. HNS, a subsidiary of HUGHES, and BSS also agreed to amend other terms of the contract. The modifications to the SPACEWAY satellite contract are not expected to have a significant effect on HNS' plans for initiating SPACEWAY services in 2004.

   Hughes Electronics Corporation, a unit of General Motors Corporation, is a world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

   Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this release, the words "expect," "intend," "believe" and other similar expressions are intended to identify such forward-looking statements and information. These statements are based on certain assumptions and analyses made in light of Hughes' experience and perception of historical trends, current conditions and expected future developments as well as other factors Hughes believes are appropriate in the circumstances. However, whether actual developments will conform with Hughes' expectations and predictions is subject to a number of risks and uncertainties, including possible satellite construction delays, launch failures, incorrect orbital placement, improper commercial operation or the availability of insurance coverage and other factors set forth in Annual Reports on Form 10-K filed with the SEC by General Motors and Hughes.

                                      ###

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